EXHIBIT 99.1

Texas Industries, Inc. Announces Receipt of Requisite Consents

DALLAS, Aug. 5, 2010 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) announces the receipt of the requisite consents to adopt the proposed amendments to the indenture governing the 7¼% Senior Notes due 2013 (CUSIP Nos. 882491AK9 and 882491AN3) (the "Existing Notes"). This announcement is in connection with the previously announced cash tender offer and consent solicitation (the "Offer") for the Existing Notes.

Accordingly, the supplemental indenture governing the Existing Notes to effect the proposed amendments has been executed. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Existing Notes. The proposed amendments, however, will become operative when the Existing Notes are accepted and payment is made pursuant to the terms of the Offer.

Holders still have until 5:00 p.m., New York City time, on August 9, 2010, the consent payment deadline, to validly tender their Existing Notes and receive the total consideration, which includes a $20.00 per $1,000 principal amount consent payment. The Offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on August 23, 2010, the expiration date, unless extended or earlier terminated. Holders who validly tender their Existing Notes after the consent payment deadline will not be eligible to receive the $20.00 per $1,000 principal amount consent payment.

In accordance with the terms of the Offer, withdrawal rights with respect to the tendered Existing Notes expired today upon execution of the Supplemental Indenture. Accordingly, holders may not withdraw Existing Notes previously or hereafter tendered, except as contemplated in the Offer.

TXI intends to use proceeds from its previously announced debt financings to repurchase the Existing Notes pursuant to the Offer. The Offer is subject to the satisfaction of certain remaining conditions including the consummation of new debt financings raising proceeds in an aggregate amount sufficient to fund the tender and certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated July 27, 2010, copies of which may be obtained from D. F. King & Co., Inc., the information agent for the Offer, at (800) 578-5378 (US toll free) or, for bankers and brokers (212) 269-5550. BofA Merrill Lynch is the exclusive dealer manager and solicitation agent for the Offer. Additional information concerning the Offer may be obtained by contacting BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) or (980) 388-9217 (collect).

This announcement is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 27, 2010.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward looking statements. Forward looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "plan," "anticipate," and other similar words. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims, changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

CONTACT:  Texas Industries, Inc.
          Kenneth R. Allen, Vice President, Finance, Chief Financial
           Officer
          972.647.6730
          kallen@txi.com